Exhibit 99.1

NUO THERAPEUTICS REPORTS FIRST QUARTER 2015 RESULTS AND PROVIDES COMMERCIAL UPDATE

GAITHERSBURG, Maryland – May 13, 2015 – Nuo Therapeutics, Inc. (OTCQX: NUOT) a pioneer in biodynamic therapies, today reported financial results for the first quarter ended March 31, 2015 and provided an update on commercialization activities.

First Quarter and Recent Corporate Highlights

•	Received initial Aurix™ purchase orders from two Veterans Administration (“VA”) hospitals, with six additional VA facilities in the final stages of product evaluation
•	Initiated post-market study (the “Au Study”) of Aurix under Centers for Medicare and Medicaid Services (“CMS”) Coverage with Evidence Development (“CED”) Program, with three outpatient wound care facilities now enrolling patients
•	Signed exclusive licensing and distribution agreement with Rohto Pharmaceutical Co., Ltd. to develop and commercialize Aurix in Japan
•	Confirmed positive coverage determinations in response to patient insurance verification requests from numerous Medicare Administrative Contractors, HMOs and supplemental plans
•	Named David Jorden Acting Chief Financial Officer and Joseph Del Guercio Acting Chairman of the Company’s Board of Directors

First Quarter 2015 Financial Summary

•	Total revenues were $4.8 million, compared with $1.8 million in the first quarter of 2014. First quarter 2015 revenues included a $3.0 million license fee from Rohto.
•	Net income of $4.1 million, compared with a net loss of $(5.6) million in the first quarter of 2014. First quarter 2015 net income included an unrealized non-cash gain related to change in fair value of derivative liabilities totaling $8.4 million, compared with an unrealized non-cash gain of $0.2 million in the same period of 2014.

“During the first few months of 2015, we have continued the commercial roll-out of Aurix to hospital outpatient wound care facilities and the VA,” said Martin Rosendale, Chief Executive Officer of Nuo Therapeutics. “The procedural advancements we have made, including final approval of the CED data collection protocols, initiation of the Au Study, and successful navigation of the procurement process in a subset of leading VA facilities, have helped us establish a foundation for long-term growth in the chronic wound care market.

“Notably, we have completed the protocol implementation at three outpatient wound care centers which are now enrolling patients in the Au Study. Under the CED program, we are required to execute formal agreements with each facility participating in the study. Such agreements are in process at several additional facilities, and we remain confident that we will have a minimum of 10-12 wound care centers collecting data for the study by the end of the second quarter.”

Dean Tozer, Chief Commercial Officer of Nuo Therapeutics, added: “As we have previously discussed, the FDA clearance and clinical performance of Aurix make it an exceptional treatment choice for patients with pressure ulcers. With this in mind, we have focused our initial VA commercial efforts on the system’s 24 specialized Spinal Cord Injury (SCI) units. These units focus on rehabilitation of injured veterans as well as treating health issues, such as pressure ulcers, that result from mobility impairment.”

“The response we have received within these units has been extremely positive. To date, we have received initial purchase orders from two VA facilities, with six others in the final stage of product evaluation. With only a small launch team of three sales professionals, we believe these results validate our strategy for this market and provide excellent experience from which to build and expand.”

Financial Results for the Quarter Ended March 31, 2015

Total revenues for the first quarter of 2015 were $4.8 million, compared to $1.8 million in the first quarter of 2014. The year-over-year increase in total revenues was primarily related to a $3.0 million increase in license fee revenue from the Company’s exclusive agreement with Rohto Pharmaceutical Co., Ltd.to develop and commercialize Aurix in the Japanese market.

First quarter gross margin was 42%, compared with 21% in the first quarter of 2014. The gross margin improvement resulted from the $1.5 million net increase in gross profit associated with the Rohto agreement. The $3.0 received from Rohto was partially offset with $1.5 million paid to Millennia Holdings, Inc. for the termination of their license agreement in connection with and effective as of the entering into the Rohto agreement.

Total operating expenses for the quarter were $5.4 million, compared to $5.0 million in the first quarter of 2014. The increase in operating expenses was attributable to the expansion of Nuo’s commercial, marketing, and clinical organization, partially offset by reduced expenses following closure of the Company’s research and development facility in North Carolina related to Aldagen.

The Company reported net income for the quarter of $4.1 million, or $0.02 per share, compared with a net loss of $(5.6) million or $(0.05) per share in the first quarter of 2014. First quarter 2015 net income included an unrealized non-cash gain related to the change in fair value of derivative liabilities totaling $8.4 million. This compares to an unrealized non-cash gain of $0.2 million in the first quarter of 2014.

Cash and cash equivalents as of March 31, 2015 totaled approximately $11.8 million, compared with approximately $15.9 million as of December 31, 2014.

Conference Call and Webcast:

Thursday, May 14, 2015 @ 8am Eastern/5am Pacific	Replays – Available through June 14, 2015
Domestic: 877-407-4018	Domestic: 877-870-5176
International: 201-689-8471	International: 858-384-5517
Passcode: 13609744	Passcode: 13609744
Webcast: www.nuot.com

About Nuo Therapeutics

Nuo Therapeutics, Inc. (the "Company") is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company’s flagship product, Aurix is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

About Aurix

Aurix is the first platelet and plasma therapy system to be cleared by FDA for the management of a broad range of ulcers and exuding wounds, including:

•	All types (diabetic foot ulcer, venous leg ulcer, pressure ulcer, etc.),

•	All morphologies (partial thickness, full thickness and complex wounds),

•	All severities (tunneling, sinus tract, bone, tendon and hardware exposure).

Unlike other cellular-based treatment options, Aurix is an autologous biodynamic hematogel that is derived from a patient’s own platelets and plasma. The product is used at the point-of-care to stimulate the natural wound healing process from deep within the wound bed. For additional information, please visit www.AurixSystem.com.

Safe Harbor Statement -- This press release contains "forward-looking statements" pursuant to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believes", "forecasted," "projects," "is expected," "remain confident," "will", "estimate," "target," "plan," "should", "would," "is likely," "may," and/or similar expressions. The information contained in the forward-looking statements, including without limitation those about the Company's estimated revenue, product sales, product placements, gross margin, operating expenses and other income or expenses, is inherently uncertain, and the Company's actual results may differ materially from these forward-looking statements. These forward-looking statements include, without limitation, statements concerning the Company's ability to successfully launch and rebrand its wound care system in the timeframe and to the extent anticipated, product placement with the VA System, enlistment of wound care centers, the Company’s ability to estimate the potential of the wound care market and to commercialize any of its rebranded products / therapies, successfully execute its Aurix sales and commercialization strategies, the Company’s ability to commercialize Aurix as expected and derive financial and commercial benefits of such launch, to achieve Aurix expected reimbursement rates beyond 2015, the Company's ability to comply with the debt covenants and restrictions under its existing loan facilities including from Deerfield Management Company, L.P., the Company’s ability to realize expected benefits from the Arthrex licensing arrangement, the Company's ability to collect the data necessary for the grant of the unconditional coverage, the Company's ability to continue in its efforts to expand in the wound care market, and its ability to successfully negotiate with physician offices as anticipated and to realize the anticipated sales growth from such treatment. Forward-looking statements are also subject to many risks and uncertainties that could cause our actual results and the timing of certain events to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks as to whether the Company may achieve future favorable CMS determinations relating to the reimbursement rates for Aurix, the Company's ability to successfully realize sales of the Angel Technology resulting in the royalty stream to the Company, the Company's ability to expand patient populations as contemplated, its ability to provide Medicare patients with access as expected, the Company's ability to realize its expectations of favorable future dialogue with potential strategic partners, its ability to identify, proceed with and consummate strategic initiatives , its ability to successfully manage contemplated clinical trials, its ability to manage and address the capital needs, human resources, management, compliance and other challenges of a larger, more complex and integrated business enterprise, the viability and effectiveness of the Company's sales approach and overall marketing strategies, its ability to secure Medicare reimbursements at adequate levels; its ability to realize commercial success or acceptance by the medical community, the Company's ability to raise additional capital or issue additional securities and to continue as a going concern, and the Company's ability to execute on its strategy to market the Aurix System as contemplated, and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Undue reliance should not be placed on forward-looking information. Nuo Therapeutics operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Except as is expressly required by the federal securities laws, Nuo Therapeutics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact: Nuo Therapeutics, Inc. Martin Rosendale, CEO 240-499-2680	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com

Nuo Therapeutics, Inc. Condensed Consolidated Statements of Operations
	Three Months Ended
	March 31,
	2015	2014
	(UNAUDITED)	(UNAUDITED)
Revenues
Product sales	$1,305,765	$1,423,218
License fees	3,100,595	100,594
Royalties	430,767	322,117
Total revenues	4,837,127	1,845,929

Costs of revenues
Costs of sales	1,281,151	1,408,821
Costs of license fees	1,500,000	--
Costs of royalties	44,186	44,244
Total costs of revenues	2,825,337	1,453,065
Gross profit	2,011,790	392,864

Operating expenses
Sales and marketing	1,822,097	1,477,689
Research and development	734,490	1,433,599
General and administrative	2,825,972	2,131,736
Total operating expenses	5,382,559	5,043,024
Loss from operations	(3,370,769)	(4,650,160)

Other income (expense)
Interest, net	(866,958)	(1,179,170)
Change in fair value of derivative liabilities	8,365,878	201,062
Other	(16,279)	--
Total other income (expense)	7,482,641	(978,108)
Income (loss) before provision for income taxes	4,111,872	(5,628,268)
Income tax provision	4,871	4,645
Net income (loss)	4,107,001	(5,632,913)

Basic and diluted earnings (loss) per share --
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)

Weighted average shares outstanding --
Basic	125,951,100	111,222,841
Diluted	125,951,100	111,222,841

Nuo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2015	2014
	(UNAUDITED)
ASSETS

Current assets
Cash and cash equivalents	$11,818,891	$15,946,425
Short-term investments, restricted	53,391	53,391
Accounts and other receivable, net	2,122,994	1,889,327
Inventory, net	1,045,621	556,620
Prepaid expenses and other current assets	2,490,764	2,338,990
Deferred costs, current portion	1,091,387	1,091,387
Total current assets	18,623,048	21,876,140

Property and equipment, net	999,089	925,171
Intangible assets, net	28,670,676	28,747,770
Goodwill	1,128,517	1,128,517
Deferred costs and other assets	3,317,963	3,547,007
Total assets	$52,739,293	$56,224,605

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$2,026,992	$1,877,736
Accrued expenses	6,533,094	6,218,224
Deferred revenues, current portion	402,377	402,377
Total current liabilities	8,962,463	8,498,337

Deferred revenues	938,880	1,039,475
Convertible debt, net of debt discount	421,250	325,553
Derivative liabilities	21,480,943	29,846,821
Other liabilities	526,812	546,867
Total liabilities	32,330,348	40,257,053

Commitments and contingencies

Conditionally redeemable common stock (909,091 issued and outstanding)	500,000	500,000

Stockholders' equity
Common stock; $.0001 par value, authorized 425,000,000 shares;
2015 issued and outstanding - 125,680,100 shares;
2014 issued and outstanding - 125,680,100 shares	12,477	12,477
Common stock issuable	392,950	392,950
Additional paid-in capital	125,508,365	125,173,973
Accumulated deficit	(106,004,847)	(110,111,848)
Total stockholders' equity	19,908,945	15,467,552
Total liabilities and stockholders' equity	$52,739,293	$56,224,605